Discovery Labs Appoints Thomas C. Hoy as Vice President of Manufacturing Operations

Warrington, PA, September 21, 2010 — Discovery Laboratories, Inc. (Nasdaq: DSCO), has today announced the appointment of Thomas C. Hoy as Vice President, Manufacturing Operations.  Mr. Hoy will be directly responsible for leadership and management of all Discovery Labs’ KL4 surfactant product manufacturing, global supply chain, and pharmaceutical development of Discovery Labs’ surfactant replacement therapy products, Surfaxin®, Surfaxin LSTM and Aerosurf®.  In a related matter, on September 15, 2010, Charles F. Katzer, Senior Vice President, Chief Technical Officer, resigned to pursue another opportunity.

Mr. Hoy brings significant experience in product manufacturing, including over 20 years at Johnson & Johnson (J&J).  He has particular experience in sterile pharmaceutical manufacturing of complex biologic molecules, both in-house and at Contract Manufacturing Organizations (CMOs), and has successfully lead teams through facility regulatory inspections by both the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA).  At J&J, Mr. Hoy served as General Manager, Global Biologics Supply Chain, where he was responsible for a 400-person bulk biologic production facility for the manufacturing of a finished product that produced over $1 billion in sales, and as General Manager, Contract Operations for Global Biologics Supply.  Prior to his appointment as General Manager, Mr. Hoy held positions of increasing responsibility within the manufacturing organizations of J&J. Earlier in his career, Mr. Hoy was involved in pharmaceutical development and aseptic manufacturing.  Mr. Hoy is a registered pharmacist and received his pharmacy degree from the Philadelphia College of Pharmacy and Science and a MBA degree from Drexel University.

Thomas Hoy commented, “I am excited to be joining the team at Discovery Labs at this time.  The KL4 surfactant technology platform has the potential to meaningfully impact the standard of respiratory critical care.  I am impressed with the manufacturing team and their accomplishments and look forward to working with management towards the goal of an FDA approval of Surfaxin for the prevention of respiratory distress syndrome (RDS) in premature infants in 2011.”

Mr. W. Thomas Amick, Chairman of the Board and Interim Chief Executive Officer of Discovery Labs commented, “We are at an important inflection point at Discovery Labs, as we prepare for a potential filing in the first quarter 2011 of our Surfaxin Complete Response, the potential US approval for Surfaxin and initiation of Surfaxin product supply later in the year.  I have extensive, direct experience working with Tom in senior manufacturing roles at J&J, and I am confident that he will successfully lead Discovery Labs’ manufacturing team through these pending milestones.  I also would like to thank Chuck Katzer for his contributions throughout his tenure at Discovery Labs, including the development of an in-house KL4 surfactant manufacturing capability, oversight of prior successful FDA facility inspections, establishment of our surfactant aerosolization technology development competency and recent initiation of a technology transfer to our CMO for Surfaxin LS production.”

About Discovery Labs

Discovery Laboratories, Inc. is a biotechnology company developing KL4 surfactant therapies for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, aerosol or lyophilized formulations. In addition, Discovery Labs’ proprietary capillary aerosolization technology produces a dense aerosol, with a defined particle size that is capable of potentially delivering aerosolized KL4 surfactant to the deep lung without the complications currently associated with liquid surfactant administration. Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Forward Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including with respect to the potential approval in the United States of Surfaxin for the prevention of RDS in premature infants and the potential of Discovery Labs’ KL4 surfactant technology platform to meaningfully impact the standard of respiratory critical care, are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties are described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:
Media relations:
Michelle Linn, Linnden Communications
508-362-3087

Investor relations:
John G. Cooper, President and Chief Financial Officer
215-488-9490